Exhibit 99.(d)(vii)(b)

June 30, 2023

American Century Investment Management, Inc.

Attention: General Counsel

4500 Main Street

Kansas City, MO 64119

Re: Amendment to Schedule B

Dear Sir or Madam:

This letter agreement serves to amend Schedule B (“Schedule B”) to our Investment Sub-Advisory Agreement, dated June 3, 2010, as amended from time to time (the “Agreement”).

The amended Schedule B reflects the new calculation of the sub-advisory fees. Amended Schedule B shall replace the existing Schedule B effective September 15, 2023. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

The Agreement otherwise remains unchanged and shall continue in full force and effect.

In the space provided below, please acknowledge your agreement to the foregoing.

Very truly yours,

Charles Schwab Investment Management, Inc.

By:	/s/ Omar Aguilar

Name:	Omar Aguilar
Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED TO:

American Century Investment Management, Inc.

By:	/s/ Margie Morrison
Name:	Margie Morrison
Title:	Senior Vice President

SCHEDULE B

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

AND

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

FEES

Effective Date of this Schedule B: September 15, 2023